Exhibit 99.1

Chart Industries Reports 2012 Second Quarter Results

Cleveland, Ohio—August 2, 2012—Chart Industries, Inc. (NASDAQ: GTLS), a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases, today reported results for the second quarter ended June 30, 2012. Highlights include:

•	Record sales up 20% over second quarter 2011 and 11% sequentially compared to first quarter 2012

•	Operating income up 54% over second quarter 2011 and 39% sequentially compared to first quarter 2012

•	Announces AirSep acquisition

•	Continued manufacturing capacity expansion to meet strong LNG infrastructure demand

Net income for the second quarter of 2012 was $17.9 million, or $0.59 per diluted share. This compares with $10.6 million, or $0.35 per diluted share, for the second quarter of 2011. Second quarter 2012 earnings would have been $0.57 per diluted share excluding $1.1 million, or $0.02 per diluted share, of net favorable earn-out adjustments related to prior acquisitions partially offset by impairment charges and the write-off of deferred financing fees associated with the credit facility amendment which closed during the quarter. Second quarter 2011 earnings would have been $0.41 per diluted share excluding $2.8 million, or $0.06 per diluted share, of acquisition-related restructuring costs.

The second quarter of 2012 also included $1.8 million in foreign currency loss, or $0.04 per diluted share, largely due to a weak euro which impacted European operations, particularly in our BioMedical segment.

Net sales for the second quarter of 2012 increased 20% to a record $239.9 million from $200.7 million in the comparable period a year ago. Gross profit for the second quarter of 2012 was $74.1 million, or 30.9% of sales, versus $62.3 million, or 31.1% of sales, in the comparable quarter of 2011.

“We are very excited about the pending AirSep acquisition, which strengthens our BioMedical Group’s oxygen concentrator business and our gas processing business overall, providing a growth platform for on-site air separation gas generation,” stated Sam Thomas, Chart’s Chairman, President and Chief Executive Officer. “The acquisition also represents an attractive and stable complement to our large and rapidly growing energy business.”

Mr. Thomas continued, “In addition, during the quarter we announced our fourth major plant expansion project in response to continued strong LNG demand. This latest expansion will address large tank manufacturing capacity at our New Prague, Minnesota facility. We are committed to meeting our customers’ growth needs, as order rates for LNG tanks, combined with ongoing demand for large industrial tanks, have out-stripped current capacity.”

Backlog at June 30, 2012 was $648.1 million, down 1.7% from the record March 31, 2012 backlog of $659.3 million. Orders for the second quarter of 2012 were $228.0 million compared with record first quarter 2012 orders of $385.1 million. The first quarter of 2012 included two large Australian LNG-related orders for approximately $155 million. Excluding those two large awards, second quarter 2012 orders were down 1% sequentially compared to first quarter 2012 on weak European demand and softer industrial Packaged Gas demand, mostly offset by strong LNG infrastructure orders.

Selling, general and administrative (“SG&A”) expenses for the second quarter of 2012 decreased $1.6 million compared with the same period in 2011 to $34.7 million, or 14.5% of sales, which was down as a percentage of sales from 18.1% in the prior year quarter. The second quarter 2012 SG&A included $4.4 million in favorable net earn-out adjustments associated with prior acquisitions. Earn-out targets for one acquisition are not expected to be met and the liability was reversed. This was partially offset by higher stock compensation and employee-related costs as we continue to expand our resources to capture LNG-related growth opportunities.

Interest expense was $3.7 million for the second quarter of 2012, which included $2.3 million of non-cash accretion expense associated with the Company’s Convertible Notes. Therefore, cash interest was $1.4 million.

Income tax expense was $8.9 million for the second quarter of 2012 and represented an effective tax rate of 33.0%, which was the same as the tax rate in the prior year quarter. The increase from the first quarter 2012 tax rate is largely due to the increased mix of domestic earnings.

Cash and short-term investments were $254.7 million at June 30, 2012, approximately $12 million higher than balances at March 31, 2012. The AirSep acquisition is expected to close during the third quarter and will largely be funded from available U.S. cash.

SEGMENT HIGHLIGHTS

Energy & Chemical (“E&C”) segment sales increased 57% to $77.1 million for the second quarter of 2012 compared with $49.1 million for the same quarter in the prior year. Gross margins improved to 30.2% in the 2012 quarter compared with 29.0% in the same quarter of 2011. The improvement is primarily due to higher production throughput and pricing partially offset by higher training costs as we continue to ramp up production on large LNG projects.

Distribution & Storage (“D&S”) segment sales improved 12% to $113.4 million for the second quarter of 2012 compared with $101.7 million for the same quarter in the prior year. The increase in sales was largely due to improved volume, particularly LNG applications including mobile equipment and bulk storage tanks. The acquisition of GOFA in August 2011 also contributed to the improvement. D&S gross profit margin was 27.2% in the quarter compared with 28.2% a year ago. The year over year decline was primarily attributed to changes in product and geographic mix, rapid growth in the D&S China operation resulting in higher production costs in the quarter, in addition to facility ramp-up costs as a result of capacity expansion projects underway in both the U.S. and China to address LNG growth opportunities.

BioMedical segment sales were essentially the same at $49.4 million for the second quarter of 2012 compared with $49.9 million for the same quarter in the prior year. Gross margins improved to 40.4% in the 2012 quarter compared with 38.8% in the same quarter of 2011. Restructuring costs due to the shutdown of the Plainfield, Indiana facility negatively impacted margins by about 3% in the prior year quarter. Excluding restructuring costs, margins were somewhat lower in the second quarter of 2012 due to a weaker euro.

OUTLOOK

We continue to experience strong order intake and prospects for LNG-related opportunities, natural gas processing, and petro-chemical applications. While softening of activity in industrial gas and BioMedical respiratory, particularly in Europe, has tempered our expectations somewhat for the near term, we remain confident in our long-term prospects. We are reiterating our 2012 sales guidance range of $950 million to $1 billion, but tightening the range of our previous earnings guidance. Full year earnings per share for 2012 are now expected to be in the range of $2.60 to $2.80 per diluted share, on approximately 31 million weighted average shares outstanding. Our sales and earnings per share outlook does not reflect the pending acquisition of AirSep, but will be updated upon or after the close of this transaction.

FORWARD-LOOKING STATEMENTS

Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company’s plans, objectives, future orders, revenues, earnings or performance, liquidity and cash flow, capital expenditures, business trends, and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “believes,” “projects,” “forecasts,” “outlook,” “guidance,” “continue,” or the negative of such terms or comparable terminology. Forward-looking statements contained in this news release or in other statements made by the Company are made based on management’s expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control, that could cause the Company’s actual results to differ materially from those matters expressed or implied by forward-looking statements. These factors and uncertainties include, among others, the following: the cyclicality of the markets that the Company serves and the vulnerability of those markets to economic downturns; a delay, significant reduction in or loss of purchases by large customers; fluctuations in energy prices; changes in government energy policy or the failure of expected changes in policy to materialize; the potential for negative developments in the natural gas industry related to hydraulic fracturing; competition; economic downturns and deteriorating financial conditions; our ability to manage our fixed-price contract exposure; our reliance on key suppliers and potential supplier failures or defects; the modification or cancellation of orders in our backlog; the Company’s ability to successfully manage its costs and growth, including its ability to successfully manage operational expansions and the challenges and uncertainties associated with efforts to acquire and integrate new product lines or businesses; regulatory review of the AirSep acquisition; the Company’s ability to close the AirSep acquisition, successfully integrate AirSep’s business, and achieve anticipated revenue, earnings and accretion related to AirSep; changes in government healthcare regulations and reimbursement and funding policies; general economic, political, business and market risks associated with the Company’s international operations and transactions; fluctuations in foreign currency exchange and interest rates; financial distress of third parties; loss of key employees and deterioration of employee or labor relations; the pricing and availability of raw materials; the regulation of our products by the U.S. Food & Drug Administration and other governmental authorities; potential future impairment of the Company’s significant goodwill and other intangibles; the cost of compliance with environmental, health and safety laws; additional liabilities related to taxes; the impact of severe weather; litigation and disputes involving the Company, including product liability, contract, warranty, employment and environmental claims; and volatility and fluctuations in the price of the Company’s stock. For a discussion of these and additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company’s filings with the Securities and Exchange Commission, including Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement.

Chart is a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. The majority of Chart’s products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related.

Chart has domestic operations located across the United States and an international presence in Asia, Australia and Europe. For more information, visit: http://www.chart-ind.com.

Use of Non-GAAP Financial Information:

To supplement the unaudited condensed consolidated financial statements presented in accordance with U.S. GAAP in this news release, certain non-GAAP financial measures as defined by the SEC rules are used. The non-GAAP measures included in this news release have been reconciled to the comparable GAAP measures within an accompanying table, shown on the last page of this news release.

As previously announced, the Company will discuss its second quarter 2012 results on a conference call on Thursday, August 2, 2012 at 10:30 a.m. ET. Participants may join the conference call by dialing (877) 317-6789 in the U.S. or (412) 317-6789 from outside the U.S. A live webcast presentation will also be accessible at 10:30 a.m. ET at http://www.chart-ind.com. Please log-in or dial-in at least five minutes prior to the start time.

A taped replay of the conference call will be archived on the Company’s website, www.chart-ind.com, approximately one hour after the call concludes. You may also listen to a taped replay of the conference call by dialing (877) 344-7529 in the U.S. or (412) 317-0088 outside the U.S. and entering Conference Number 10016173. The telephone replay will be available beginning approximately one hour after the end of the call until 9:00 a.m. ET, Friday, August 17, 2012.

For more information, click here:

http://www.b2i.us/irpass.asp?BzID=1444&to=ea&Nav=0&S=0&L=1

Contact:

Michael F. Biehl	or	Kenneth J. Webster
Executive Vice President,		Vice President, Chief Accounting Officer and
Chief Financial Officer and Treasurer		Controller
216-626-1216		216-626-1216
michael.biehl@chart-ind.com		ken.webster@chart-ind.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(Dollars and shares in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Sales	$239,939	$200,698	$456,045	$363,639
Cost of sales	165,810	138,368	314,359	248,823

Gross profit	74,129	62,330	141,686	114,816
Selling, general and administrative expenses (1)	34,726	36,337	75,352	71,199
Amortization expense	3,250	3,288	6,320	6,605
Loss on disposal of assets	—	1,216	—	1,216
Impairment of intangible assets	3,070	—	3,070	—

	41,046	40,841	84,742	79,020

Operating income (2)	33,083	21,489	56,944	35,796
Other expenses (income):
Interest expense and financing costs amortization, net	4,245	4,387	8,528	8,646
Foreign currency losses (gains)	1,770	616	1,418	(143)

	6,015	5,003	9,946	8,503

Income before income taxes	27,068	16,486	46,998	27,293
Income tax expense	8,932	5,466	14,710	8,870

Net income	18,136	11,020	32,288	18,423
Noncontrolling interest, net of tax	200	429	269	302

Net income attributable to Chart Industries, Inc.	$17,936	$10,591	$32,019	$18,121

Net income attributable to Chart Industries, Inc. per common share – basic	$0.60	$0.36	$1.08	$0.63

Net income attributable to Chart Industries, Inc. per common share – diluted	$0.59	$0.35	$1.06	$0.61

Weighted average number of common shares outstanding – basic	29,797	29,202	29,695	28,986

Weighted average number of common shares outstanding – diluted	30,200	29,966	30,130	29,823

(1)	Includes $4,382 credit to income on net favorable acquisition related earn-out adjustments associated with prior acquisitions for the three months ended June 30, 2012.

(2)	Includes depreciation expense of $4,085 and $3,449 for the three months ended June 30, 2012 and 2011, respectively, and $8,238 and $6,784 for the six months ended June 30, 2012 and 2011, respectively.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net Cash Provided By (Used In) Operating Activities	$4,247	$6,059	$(4,925)	$(14,779)
Investing Activities
Capital expenditures	(10,457)	(6,167)	(16,802)	(10,433)
Acquisition of businesses, net of cash acquired	—	(1,610)	—	(1,610)
Other investing activities	—	—	—	388

Net Cash Used In Investing Activities	(10,457)	(7,777)	(16,802)	(11,655)

Financing Activities
Proceeds from long-term debt	21,375	—	21,375	—
Principal payments on long-term debt	(938)	(1,625)	(2,563)	(3,250)
Payment of deferred financing costs	(1,458)	(347)	(1,458)	(347)
Proceeds from exercise of options	118	2,647	1,843	4,885
Tax benefit from exercise of stock options	—	4,532	6,355	6,984
Common stock repurchases	(18)	—	(4,491)	(1,090)

Net Cash Provided By Financing Activities	19,079	5,207	21,061	7,182
Effect of exchange rate changes on cash	(680)	1,890	(1,486)	6,515

Net increase (decrease) in cash and cash equivalents	12,189	5,379	(2,152)	(12,737)
Cash and cash equivalents at beginning of period	242,520	146,996	256,861	165,112

Cash And Cash Equivalents At End of Period	$254,709	$152,375	$254,709	$152,375

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	June 30, 2012	December 31, 2011
	(Unaudited)
ASSETS
Cash and cash equivalents	$254,709	$256,861
Current assets	382,454	340,768
Property, plant and equipment, net	145,279	137,301
Goodwill	288,250	288,770
Identifiable intangible assets, net	130,581	140,553
Other assets, net	10,586	10,222

TOTAL ASSETS	$1,211,859	$1,174,475

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$241,547	$265,493
Long-term debt	249,278	223,224
Other long-term liabilities	68,410	72,207
Shareholder’s equity	652,624	613,551

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,211,859	$1,174,475

CHART INDUSTRIES, INC. AND SUBSIDIARIES

OPERATING SEGMENTS (UNAUDITED)

(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Sales
Energy & Chemicals	$77,129	$49,121	$145,953	$91,637
Distribution & Storage	113,434	101,682	218,526	175,055
BioMedical	49,376	49,895	91,566	96,947

Total	$239,939	$200,698	$456,045	$363,639

Gross Profit
Energy & Chemicals	$23,320	$14,259	$45,009	$26,060
Distribution & Storage	30,842	28,708	60,290	50,443
BioMedical	19,967	19,363	36,387	38,313

Total	$74,129	$62,330	$141,686	$114,816

Gross Profit Margin
Energy & Chemicals	30.2%	29.0%	30.8%	28.4%
Distribution & Storage	27.2%	28.2%	27.6%	28.8%
BioMedical	40.4%	38.8%	39.7%	39.5%
Total	30.9%	31.1%	31.1%	31.6%
Operating Income (Loss)
Energy & Chemicals	$14,536	$5,605	$27,728	$9,357
Distribution & Storage	17,674	17,102	36,406	28,622
BioMedical	11,948	7,223	16,540	15,670
Corporate	(11,075)	(8,441)	(23,730)	(17,853)

Total	$33,083	$21,489	$56,944	$35,796

CHART INDUSTRIES, INC. AND SUBSIDIARIES

ORDERS AND BACKLOG (UNAUDITED)

(Dollars in thousands)

	Three Months Ended
	June 30, 2012	March 31, 2012
Orders
Energy & Chemicals (1)	$58,119	$208,108
Distribution & Storage	121,376	138,589
BioMedical	48,459	38,431

Total	$227,954	$385,128

Backlog
Energy & Chemicals	$424,005	$442,810
Distribution & Storage	211,963	203,606
BioMedical	12,173	12,844

Total	$648,141	$659,260

(1)

The three months ended March 31, 2012 included two large project awards including the Wheatstone LNG project for approximately $112 million and another LNG project in Eastern Australia for approximately $42 million.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

RECONCILIATION OF EARNINGS PER DILUTED SHARE TO ADJUSTED EARNINGS PER DILUTED SHARE

(UNAUDITED)

	Three Months Ended
	June 30, 2012	June 30, 2011
Earnings per diluted share	$.59	$.35
Acquisition earn-out adjustment	(.10)	—
Impairment charges and disposal of assets	.07	.03
Severance and other	.01	.03

Adjusted earnings per diluted share	$.57	$.41